Exhibit 99.1

BIOMET ANNOUNCES CLOSING OF LANX, INC. ACQUISITION
WARSAW, IN, November 1, 2013 – Biomet, Inc., a global leader in the manufacture of musculoskeletal and biotechnology products, announced today the closing of the previously announced acquisition of Lanx, Inc., a full service spine company and a leader in minimally invasive techniques and technologies.
Adam Johnson, President of Biomet Spine, Bone Healing & Microfixation, stated, "We are pleased to finalize the acquisition and begin the integration of the two companies into a stronger spine presence for Biomet. We welcome the Lanx team and distributors to the Biomet family and look forward to working together to fulfill our vision for significant growth in this strategically important market for Biomet."

About Biomet
Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet's product portfolio includes knee and hip reconstructive products; sports medicine, extremities and trauma products; spine, bone healing and microfixation products, including spine hardware, spinal stimulation devices, osteobiologics, and non-invasive bone growth stimulators; as well as neurosurgical and craniomaxillofacial reconstructive devices, and thoracic products; dental reconstructive products; and bone cement products, biologics, and other products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in approximately 90 countries.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements are often indicated by the use of words such as “will,” “intend,” “anticipate,” “estimate,” “expect,” “plan” and similar expressions. Forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors: the ability of the Company to successfully integrate the acquisition of Lanx; the Company’s ability to retain existing Lanx independent sales agents for its products; and other factors set forth in the Company’s filings with the SEC, including the

Mailing Address: P.O. Box 587 Warsaw, IN 46581-0587 Toll Free: 800.348.9500 Office: 574.267.6639 Main Fax: 574.267.8137 www.biomet.com	Shipping Address: 56 East Bell Drive Warsaw, IN 46582

Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance as to the accuracy of forward-looking statements contained in this press release. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the
Company’s objectives will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements which speak only as of the date on which they were made.
For further information, contact:
Investor Relations: Barb Goslee, 574-372-1514, barb.goslee@biomet.com
Media Relations: Bill Kolter, 574-372-1535, bill.kolter@biomet.com